Exhibit 99.1
SailPoint Announces Fourth Quarter and Full Year 2021 Financial Results
•Total ARR of $370.4 million, up 48% year-over-year
•Fourth quarter and full year 2021 total revenue of $135.6 million and $439.0 million, up 31% and 20% year-over-year, respectively
•Fourth quarter and full year 2021 subscription revenue of $78.8 million and $273.2 million, up 41% and 39% year-over-year, respectively

AUSTIN, February 28, 2022 – SailPoint Technologies Holdings, Inc. (NYSE: SAIL) (“SailPoint,” the “Company” or “we”), the leader in identity security, today announced financial results for the fourth quarter and full year ended December 31, 2021.
“SailPoint’s fourth quarter performance was a record-breaking finish to a terrific year. Revenue and ARR were well above our expectations, driven by strong demand for our SaaS identity security platform and excellent execution by the SailPoint team,” said Mark McClain, SailPoint CEO and Founder.
“Our performance throughout 2021 has reinforced our belief that SaaS-based identity security is a top investment priority for enterprises that is growing even faster than we anticipated. We expect another strong year of growth in 2022 and will be investing in our product development and go-to-market teams to enable us to fully capitalize on our market opportunity over the long-term.”
Financial Highlights for Fourth Quarter 2021:
•Revenue: Total revenue was $135.6 million, a 31% increase over Q4 2020. Subscription revenue was $78.8 million, a 41% increase over Q4 2020. License revenue was $43.2 million, a 27% increase from Q4 2020. Services and other revenue was $13.6 million, a 3% increase over Q4 2020.
•Operating Income (Loss): Loss from operations was $7.8 million compared to loss from operations of $2.9 million in Q4 2020. Non-GAAP income from operations was $11.1 million compared to $13.4 million in Q4 2020.
•Net Income (Loss): Net loss was $9.7 million compared to net loss of $4.7 million in Q4 2020. Net loss per diluted share was $0.10 compared to net loss per diluted share of $0.05 in Q4 2020. Non-GAAP net income was $10.0 million compared to $10.3 million in Q4 2020. Non-GAAP net income per diluted share was $0.09 compared to $0.10 in Q4 2020.
Financial Highlights for Full Year 2021:
•ARR: Total ARR at December 31, 2021 was $370.4 million, a 48% increase year-over-year
•Revenue: Total revenue was $439.0 million, a 20% increase year-over-year. Subscription revenue was $273.2 million, a 39% increase year-over-year. License revenue was $113.0 million, a 7% decrease year-over-year. Services and other revenue was $52.8 million, an 11% increase year-over-year.
•Operating Income (Loss): Loss from operations was $59.1 million compared to income from operations of $0.9 million in 2020. Non-GAAP income from operations was $13.5 million compared to $48.3 million in 2020.
•Net Income (Loss): Net loss was $61.6 million compared to $10.8 million in 2020. Net loss per diluted share was $0.67 compared to $0.12 in 2020. Non-GAAP net income was $10.3 million compared to $38.3 million in 2020. Non-GAAP net income per diluted share was $0.10 compared to $0.41 in 2020.

The tables included in this press release present a reconciliation of non-GAAP income from operations to GAAP income (loss) from operations, non-GAAP net income to GAAP net loss and non-GAAP to GAAP weighted average outstanding shares, each for the three months and year ended December 31, 2021 and 2020. An explanation of these measures is also included below under the heading "Non-GAAP Financial Measures." In addition, see “Operating Metrics” for more information regarding Total ARR.

Financial Outlook:
As of February 28, 2022, SailPoint is initiating its outlook for the first quarter and full year of 2022.
For the first quarter of 2022, SailPoint expects:
•Total ARR in the range of $393.0 million to $395.0 million
•Revenue in the range of $110.5 million to $112.5 million
•Non-GAAP loss from operations in the range of $(14.0) million to $(12.0) million
•Non-GAAP net loss per basic and diluted common share in the range of $(0.11) to $(0.10), based on an estimated non-GAAP income tax rate of 26% and 94.0 million basic and diluted common shares outstanding. Expectations of non-GAAP loss from operations and non-GAAP net loss per basic and diluted common share exclude items outlined in the “Non-GAAP Financial Measures” section below.

For the full year 2022, SailPoint expects:
•Total ARR in the range of $516.0 million to $524.0 million
•Revenue in the range of $513.0 million to $521.0 million
•SaaS revenue in the range of $197.0 million to $201.0 million
•Non-GAAP loss from operations in the range of $(35.0) million to $(27.0) million
•Non-GAAP net loss per basic and diluted common share in the range of $(0.29) to $(0.23), based on an estimated non-GAAP income tax rate of 24% and 95.5 million basic and diluted common shares outstanding. Expectations of non-GAAP loss from operations and non-GAAP net loss per basic and diluted common share exclude items outlined in the “Non-GAAP Financial Measures” section below.
These statements regarding SailPoint’s expectations of its financial outlook are forward-looking and actual results may differ materially. Refer to “Forward-Looking Statements” below for information on the factors that could cause its actual results to differ materially from these forward-looking statements.
All of SailPoint’s forward-looking non-GAAP financial measures exclude estimates for stock-based compensation expense, amortization of acquired intangibles, acquisition related costs, impairment of intangible assets and amortization of debt discount and issuance costs. SailPoint has not reconciled its expectations as to non-GAAP income (loss) from operations and non-GAAP net income (loss) per basic and diluted common shares to their most directly comparable GAAP measure due to the high variability and difficulty in making accurate forecasts and projections, particularly with respect to stock-based compensation expense. Stock-based compensation expense is affected by future hiring, turnover, and retention needs, as well as the future fair market value of our common stock, all of which are difficult to predict and subject to change. The actual amount of the excluded stock-based compensation expense will have a significant impact on SailPoint’s GAAP income (loss) from operations and GAAP net income (loss) per basic and diluted common share. Accordingly, reconciliations of our forward-looking non-GAAP income (loss) from operations and non-GAAP net income (loss) per basic and diluted common shares are not available without unreasonable effort.

Conference Call and Webcast:
SailPoint will host a conference call today, February 28, 2022, at 5:00 p.m. Eastern Time to discuss its fourth quarter and full year 2021 financial results and financial outlook. The dial-in number will be 1-877-407-0792 (toll free) or 1-201-689-8263 (toll/international). Additionally, a live webcast of the conference call will be available on SailPoint’s website at https://investors.sailpoint.com.
Following the conference call, a replay will be available until midnight on Monday, March 14, 2022. The replay dial-in number will be 1-844-512-2921 (toll free) or 1-412-317-6671 (toll/international), using the replay pin number: 13726649. An archived webcast of the call will also be available at https://investors.sailpoint.com.

Operating Metric:
Total annual recurring revenue (“Total ARR”) represents the annualized value of the active portion of SaaS, term-based license, maintenance and support contracts and other subscription services at the end of the reporting period. We calculate Total ARR by dividing the active contract value by the number of days in the active portion of the overall contract term and then multiplying by 365. See Item 7. "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2021 (our “2021 Annual Report”) for more information regarding the Company’s utilization of the Total ARR metric.

Non-GAAP Financial Measures:
In addition to SailPoint’s financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), this press release includes certain non-GAAP financial measures to clarify and enhance investors’ understanding of SailPoint’s past performance and future prospects. Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flow that includes or excludes amounts that are included or excluded from the most directly comparable measure calculated and presented in accordance with GAAP. SailPoint’s management believes the non-GAAP financial measures described below provide useful information to investors regarding the Company’s financial condition and results of operations because they facilitate comparisons of SailPoint’s core operating results from period to period. In addition, SailPoint’s management uses non-GAAP income (loss) from operations for budgeting and planning purposes.

Our non-GAAP financial measures are adjusted for the following factors:
Stock-based compensation expense. We exclude stock-based compensation expense because of varying available valuation methodologies, the use of assumptions and the variety of equity instruments that can impact our non-cash expense. We believe that providing non-GAAP financial measures that exclude stock-based compensation expense allows for more meaningful comparisons between our operating results from period to period.
Amortization of acquired intangible assets. We believe that excluding the impact of amortization of acquired intangible assets allows for more meaningful comparisons between operating results from period to period as the intangible assets are valued at the time of acquisition and are amortized over the useful life, which can be several years after the acquisition.
Amortization of debt discount and issuance costs. The expense for the amortization of debt discount and issuance costs, which relate to SailPoint’s credit agreement (which is undrawn) and the convertible senior notes issued in 2019, is a non-cash item, and we believe the exclusion of this component of interest expense provides a more useful comparison of our operational performance from period to period.
Acquisition related costs and impairment of intangible assets. We exclude these expenses because they are unrelated to our current operations and are neither comparable to the prior period nor indicative of future results.
SailPoint’s non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in our industry because they may calculate non-GAAP financial results differently. In addition, there are limitations to using non-GAAP financial measures because they are not prepared in accordance with GAAP and exclude expenses that may have a material impact on our reported financial results. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. SailPoint urges you to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate its business.
Non-GAAP income from operations. SailPoint believes that the use of non-GAAP income from operations is helpful to our investors to clarify and enhance their understanding of past performance and future prospects. Non-GAAP income from operations is calculated as income (loss) from operations on a GAAP basis excluding (i) stock-based compensation expense, (ii) amortization of acquired intangibles, (iii) acquisition related costs and (iv) impairment of intangible assets.
Non-GAAP net income and non-GAAP net income per basic and diluted share. SailPoint believes that the use of non-GAAP net income and non-GAAP net income per basic and diluted share is helpful to our investors to clarify and enhance their understanding of past performance and future prospects. Non-GAAP net income is calculated as net loss on a GAAP basis (a) excluding (i) stock-based compensation expense, (ii) amortization of acquired intangibles, (iii) amortization of debt discount and issuance costs, (iv) acquisition related costs and (v) impairment of intangible assets and (b) adjusted for the effect of income taxes associated with such non-GAAP adjustments. SailPoint defines non-GAAP net income per basic and diluted share as non-GAAP net income divided by the non-GAAP weighted average basic and diluted outstanding common shares.
SailPoint’s presentation of non-GAAP net income (loss) includes the effect of income taxes associated with the non-GAAP adjustments, which is calculated using an estimated effective income tax rate that is commensurate with our non-GAAP pre-tax income (loss). The non-GAAP effective income tax rate is adjusted from the GAAP effective income tax rate to reflect the impact of non-GAAP income (loss) adjustments. Due to the adjustments, the non-GAAP estimated income taxes may differ from GAAP estimated income taxes and actual tax liabilities. Estimated income taxes and tax liabilities reflect currently available information, as well as other factors and assumptions, including current operating structure, existing tax positions in various jurisdictions and key tax legislation in jurisdictions where SailPoint currently operates. Non-GAAP estimated income taxes may change for a variety of reasons, including global tax environment, significant changes to geographic earnings mix, acquisitions, or other changes to SailPoint’s strategy or business operations. SailPoint re-evaluates its non-GAAP estimated income taxes at least annually, or more frequently if significant events occur, which may materially impact our non-GAAP income tax calculation.
The accompanying tables have more details on the reconciliations of non-GAAP financial measures to their nearest comparable GAAP measures.

Forward-Looking Statements:
This press release and statements made during the above referenced conference call may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including regarding our strategy, future operations, financial position, business outlook, prospects, plans and objectives of management, growth rate and our expectations regarding future revenue, operating income or loss or earnings or loss per share. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “will be,” “will likely result,” “should,” “expects,” “plans,” “anticipates,” “could,” “would,” “foresees,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “outlook,” “look forward” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements are not guarantees of future performance, but are based on management's current expectations, assumptions and beliefs concerning future developments and their potential effect on us, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Our expectations expressed or implied in these forward-looking statements may not turn out to be correct. Our results could be materially different from our expectations because of various risks.
Important factors, some of which are beyond our control, that could cause actual results to differ materially from our historical results or those expressed or implied by these forward-looking statements include the following: the effect of the COVID-19 global pandemic and its aftermath, as well as governmental, business and other actions in response, on the global economy and on our business; our ability to achieve and sustain profitability; our ability to sustain historical growth rates; our ability to attract and retain customers and to deepen our relationships with existing customers; an increased focus in our business from selling licenses to selling subscriptions; breaches in our security, cyber-attacks or other cyber-risks; interruptions with the delivery of our SaaS solutions or third-party cloud-based systems that we use in our operations; our ability to compete successfully against current and future competitors; the length and unpredictable nature of our sales cycle; delayed effects on our operating results from ratably recognizing some of our revenue; fluctuations in our quarterly results; our ability to maintain successful relationships with our channel partners; the increasing complexity of our operations; real or perceived errors, failures or disruptions in our platform or solutions; our ability to adapt and respond to rapidly changing technology, industry standards, regulations or customer needs, requirements or preferences; our ability to achieve and maintain an effective system of disclosure controls and internal control over financial reporting; our ability to comply with our privacy policy or related legal or regulatory requirements; our ability to accurately forecast our estimated annual effective tax rate for financial accounting purposes; our ability to successfully identify, acquire and integrate companies and assets; our ability to maintain high-quality customer satisfaction; and our ability to maintain and enhance our brand or reputation as an industry leader. More information on these risks and other potential factors that could affect our financial results is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.
Any forward-looking statement speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

About SailPoint
SailPoint is the leader in identity security for the modern enterprise. Harnessing the power of AI and machine learning, SailPoint automates the management and control of access, delivering only the required access to the right identities and technology resources at the right time. Our sophisticated identity platform seamlessly integrates with existing systems and workflows, providing the singular view into all identities and their access. We meet customers where they are with an intelligent identity solution that matches the scale, velocity and environmental needs of the modern enterprise. SailPoint empowers the most complex enterprises worldwide to build a security foundation grounded in identity security.
Stay up-to-date on SailPoint by following us on Twitter and LinkedIn and by subscribing to the SailPoint blog.

Investor Relations
Brian Denyeau
ICR for SailPoint
investor@sailpoint.com
512-664-8916

Media Relations
Natalie Reina
Natalie.reina@sailpoint.com
956-878-9176

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
	(In thousands, except per share data)
Revenue
Licenses	$43,232	$34,126	$113,004	$120,874
Subscription (1)	78,804	56,010	273,197	196,817
Services and other	13,560	13,205	52,753	47,563
Total revenue	135,596	103,341	438,954	365,254
Cost of revenue
Licenses (2)	616	1,198	5,212	4,467
Subscription (2)(3)	18,059	10,717	58,790	37,644
Services and other (3)	12,760	10,920	50,486	38,517
Impairment of intangible assets	744	5,119	744	5,119
Total cost of revenue	32,179	27,954	115,232	85,747
Gross profit	103,417	75,387	323,722	279,507
Operating expenses
Research and development (2)(3)	28,777	18,416	98,255	71,191
General and administrative (3)	15,059	10,052	48,979	37,783
Sales and marketing (2)(3)	67,370	49,770	235,564	169,656
Total operating expenses	111,206	78,238	382,798	278,630
Income (loss) from operations	(7,789)	(2,851)	(59,076)	877
Other income (expense), net
Interest income	140	229	775	2,019
Interest expense	(629)	(4,855)	(2,680)	(18,612)
Other income (expense), net	(125)	255	(467)	33
Total other expense, net	(614)	(4,371)	(2,372)	(16,560)
Loss before income taxes	(8,403)	(7,222)	(61,448)	(15,683)
Income tax (expense) benefit	(1,302)	2,510	(186)	4,920
Net loss	$(9,705)	$(4,712)	$(61,634)	$(10,763)
Net loss per share
Basic	$(0.10)	$(0.05)	$(0.67)	$(0.12)
Diluted	$(0.10)	$(0.05)	$(0.67)	$(0.12)
Weighted average shares outstanding
Basic	93,454	91,083	92,664	90,512
Diluted	93,454	91,083	92,664	90,512

(1) Subscription revenue is further disaggregated as follows:

	Three Months Ended		Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
	(In thousands)
Subscription revenue
SaaS	$35,620	$20,133	$112,720	$66,913
Maintenance and support	41,482	35,057	153,621	126,792
Other subscription services	1,702	820	6,856	3,112
Total subscription revenue	$78,804	$56,010	$273,197	$196,817

(2) Includes amortization of acquired intangibles as follows:

	Three Months Ended		Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
	(In thousands)
Cost of revenue - licenses	$829	$1,008	$3,674	$4,031
Cost of revenue - subscription	1,563	807	5,539	3,549
Research and development	168	160	674	703
Sales and marketing	1,627	1,068	6,101	4,274
Total amortization expense	$4,187	$3,043	$15,988	$12,557

(3) Includes stock-based compensation expense and the related employer payroll tax expense as follows:

	Three Months Ended		Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
	(In thousands)
Cost of revenue - subscription	$1,110	$500	$3,824	$1,809
Cost of revenue - services and other	1,000	596	3,886	2,026
Research and development	3,876	1,609	13,301	6,395
General and administrative	3,194	1,965	11,015	6,969
Sales and marketing	5,520	3,372	21,673	12,520
Total stock-based compensation expense	$14,700	$8,042	$53,699	$29,719

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of
	December 31, 2021	December 31, 2020
	(In thousands, except per share data)
Assets
Current assets
Cash and cash equivalents	$435,445	$510,289
Restricted cash	6,719	6,355
Accounts receivable, net of allowance	147,156	112,255
Deferred contract acquisition costs	25,966	15,592
Prepayments and other current assets	49,446	25,904
Income taxes receivable	506	123
Total current assets	665,238	670,518
Deferred tax asset - non-current	4,047	—
Property and equipment, net	17,151	19,443
Right-of-use assets, net	23,806	27,048
Deferred contract acquisition costs, non-current	68,725	38,510
Other non-current assets, net of allowance	17,974	15,016
Goodwill	289,430	241,103
Intangible assets, net	73,469	63,962
Total assets	$1,159,840	$1,075,600
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$6,097	$4,753
Accrued expenses and other liabilities	89,972	59,460
Income taxes payable	1,413	978
Convertible senior notes, net	385,172	326,672
Deferred revenue	218,937	165,995
Total current liabilities	701,591	557,858
Deferred tax liability - non-current	—	1,329
Long-term operating lease liabilities	28,817	33,080
Deferred revenue - non-current	25,193	18,723
Total liabilities	755,601	610,990
Commitments and contingencies
Stockholders’ equity
Common stock, $0.0001 par value	9	9
Preferred stock, $0.0001 par value	—	—
Additional paid in capital	481,910	484,012
Accumulated deficit	(77,680)	(19,411)
Total stockholders' equity	404,239	464,610
Total liabilities and stockholders’ equity	$1,159,840	$1,075,600

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Year Ended
	December 31, 2021	December 31, 2020
	(In thousands)
Operating activities
Net loss	$(61,634)	$(10,763)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	22,376	18,290
Amortization of debt discount and issuance costs	2,038	17,787
Amortization of contract acquisition costs	20,210	13,684
Loss on disposal of fixed assets	35	158
Provision for credit losses	3,015	586
Impairment of intangible assets	744	5,119
Stock-based compensation expense	51,757	29,057
Operating leases, net	(707)	(415)
Deferred taxes	(3,463)	(7,553)
Net changes in operating assets and liabilities, net of assets acquired and liabilities assumed in business acquisitions
Accounts receivable	(34,579)	(6,772)
Deferred contract acquisition costs	(60,799)	(32,634)
Prepayments and other current assets	(23,378)	(9,119)
Other non-current assets	(3,978)	(8,875)
Accounts payable	1,344	1,529
Accrued expenses and other liabilities	28,335	16,262
Income taxes	51	(1,077)
Deferred revenue	57,676	32,685
Net cash provided by (used in) operating activities	(957)	57,949
Investing activities
Purchase of property and equipment	(4,060)	(3,945)
Proceeds from sale of property and equipment	39	29
Purchase of intangibles	(40)	(57)
Business acquisitions, net of cash acquired	(70,960)	—
Net cash used in investing activities	(75,021)	(3,973)
Financing activities
Payments for partial conversion of convertible senior notes	(10,160)	—
Taxes associated with net issuances of shares upon vesting of restricted stock units	(6,056)	(797)
Proceeds from employee stock purchase plan contributions	10,099	7,378
Exercise of stock options	7,615	5,967
Net cash provided by financing activities	1,498	12,548
Net increase (decrease) in cash, cash equivalents and restricted cash	(74,480)	66,524
Cash, cash equivalents and restricted cash, beginning of period	516,644	450,120
Cash, cash equivalents and restricted cash, end of period	$442,164	$516,644

RECONCILIATION OF NON-GAAP INCOME FROM OPERATIONS

	Three Months Ended		Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
	(In thousands)
Income (loss) from operations on a GAAP basis	$(7,789)	$(2,851)	$(59,076)	$877
Add back:
Stock-based compensation expense (1)	14,700	8,042	53,699	29,719
Amortization of acquired intangibles	4,187	3,043	15,988	12,557
Acquisition related costs (2)	—	—	2,151	—
Impairment of intangible assets	—	5,119	744	5,119
Non-GAAP income from operations	$11,098	$13,353	$13,506	$48,272

(1) Stock-based compensation expense includes employer related payroll tax expense.
(2) Acquisition related costs are transaction costs, which include legal, accounting and consulting professional service fees.
RECONCILIATION OF NON-GAAP NET INCOME

	Three Months Ended		Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
	(In thousands)
Net income (loss) on a GAAP basis	$(9,705)	$(4,712)	$(61,634)	$(10,763)
Add back:
Stock-based compensation expense (1)	14,700	8,042	53,699	29,719
Amortization of acquired intangibles	4,187	3,043	15,988	12,557
Amortization of debt discount and issuance costs (2)	469	4,527	2,038	17,787
Acquisition related costs (3)	—	—	2,151	—
Impairment of intangible assets	—	5,119	744	5,119
Effect of income taxes associated with the above adjustments (4)	331	(5,707)	(2,693)	(16,142)
Non-GAAP net income	$9,982	$10,312	$10,293	$38,277
Non-GAAP net income per share
Basic	$0.11	$0.11	$0.11	$0.42
Diluted	$0.09	$0.10	$0.10	$0.41
Non-GAAP weighted average outstanding shares
Basic	93,454	91,083	92,664	90,512
Diluted	109,235	99,867	109,046	94,136

(1) Stock-based compensation expense includes employer related payroll tax expense.
(2) Amortization of debt discount and issuance costs includes approximately $1.9 million and $17.6 million of debt discount and issuance costs related to the issuance and sale of the convertible senior notes for the years ended December 31, 2021 and 2020, respectively. See our 2021 Annual Report on Form 10-K for information regarding the impact of the early adoption of Accounting Standards Update 2020-06 effective January 1, 2021.
(3) Acquisition related costs are primarily transaction costs, which include legal, accounting and consulting professional service fees.
(4) The GAAP effective tax rates were (0.3)% and 31.4% for the years ended December 31, 2021 and 2020, respectively, compared to non-GAAP effective tax rate for the years ended December 31, 2021 and 2020 of 21.9% and 23.0%, respectively.

RECONCILIATION OF NON-GAAP WEIGHTED AVERAGE OUTSTANDING SHARES

	Three Months Ended		Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
	(In thousands)
Weighted average outstanding shares used to compute net loss per share, basic and diluted, on a GAAP basis
Basic	93,454	91,083	92,664	90,512
Diluted	93,454	91,083	92,664	90,512
Non-GAAP weighted average outstanding shares
Basic	93,454	91,083	92,664	90,512
Effect of potentially dilutive securities	15,781	8,784	16,382	3,624
Diluted	109,235	99,867	109,046	94,136